Exhibit 14.2

IPSCO Inc.

2005 Form 10-K

IPSCO CONFLICTS OF INTEREST POLICY

1.             Responsibility

(a)           The Vice President and Chief Human Resources Officer and the Manager of Internal Audit shall have overall responsibility for maintaining and coordinating this Policy.

(b)           Every employee, officer and director is obligated to be familiar with this Policy and to conform to its requirements.  Annual Compliance Certificates (in the form of Attachment I) will be required from all officers and directors, all exempt US and salaried Canadian employees, as well as such other employees as are designated from time to time by the appropriate corporate Vice President as being in sensitive positions.

(c)           In the event that individuals have questions regarding the applicability of this Policy, inquiries should be addressed to the General Manager of the employee’s business unit, or the Vice President and Chief Human Resources Officer, or the Manager of Internal Audit, as well as the employee’s immediate supervisor.

2.             Key Definitions

“approving authority”

unless specifically otherwise stated, means:

(a) in the case of directors, executive officers and the Company’s principal accounting officer or controller, the Audit Committee;

(b) in the case of all officers of the Company (who are not directors, executive officers or the Company’s principal accounting officer or controller), the President and Chief Executive Officer; and

(c) in the case of all other IPSCO personnel, the executive on the Chief Executive Officer’s direct staff to whom the individual’s business unit or corporate department reports.

“Company”	means IPSCO Inc. and all subsidiary companies, including General Scrap Partnership and all its related entities
“executive officer”	has the meaning specified in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended
“IPSCO personnel”	means any and all IPSCO employees, officers and directors
“relative”

means for the purpose of this Policy, any spouse, child, parent, grandparent, legal guardian, brother or brother-in-law, sister or sister-in-law, step-child, father-in-law, mother-in-law or grandparent-in-law, in each case, of any IPSCO personnel

“$”	means United States dollars

3.           Broad Prohibition

Every employee, officer and director must avoid any interest, activity or relationship that constitutes a “conflict of interest”.  Such a “conflict of interest” means any activity, decision or conduct involving the Company or its business activities that is influenced by or has the appearance of being influenced by considerations of personal gain or benefit to IPSCO personnel or their relatives regardless of whether such conduct is necessarily in conflict with the best interests of the Company.  This broad prohibition is in addition to all other specific requirements of this Policy and may only be waived by the appropriate approving authority. This paragraph shall not extend to any remuneration or other related benefits received by an employee, officer or director appropriately approved and received in the ordinary course of such employee, officer or director discharging their respective duties.

4.             Interest in Competitors or Suppliers; Dealing with Relatives or with Entities in which IPSCO Personnel have an Interest

IPSCO personnel are prohibited from doing business on behalf of the Company with any other IPSCO personnel or any relative of IPSCO personnel or any firm or business entity in which any such persons have a direct or indirect financial interest (other than investments in publicly traded companies where the investment is less than 5% of the total outstanding shares) unless the business relationship:

(a)           is reported to the Manager of Internal Audit;

(b)           is disclosed in a written purchase requisition approved in advance of the creation of binding legal obligations by the appropriate approving authority; and

(c)           is documented in a written contract approved by IPSCO’s Legal Department.

The approving authority must also give advance written approval to any material changes to such contracts and re-approve on an annual basis any such contracts continuing for longer than one year.  An annual limit of $50,000 exists for all expenditures by the Company under any one of these contracts, unless an advance written waiver of this limit is obtained from the Board of Directors or its Audit Committee.

5.             Waivers

All waivers of this Policy shall be requested in advance, and if given, provided on the form entitled “Form for Waiver of Conflicts” (in the form of Attachment II).  In the case of directors, executive officers or the Company’s principal accounting officer or controller, such waivers of the Policy may be granted only at the discretion of the Board of Directors or its Audit Committee and shall be disclosed publicly as required by law or stock exchange regulation.  In the case of all other IPSCO personnel, such waivers of the Policy may be granted by the appropriate approving authority.  In granting waivers of the Policy, the appropriate approving authority will be guided by such considerations as it considers appropriate to the overall best interests of the Company.

On an annual basis the Manager of Internal Audit must present a report to the Audit Committee of all waivers of this Policy given in the past year, as well as a report on any engagements in which activities have taken place within the year of the kind referred to in paragraph 4 above.  The Manager of Internal Audit must receive a Form for Waiver of Conflicts from each appropriate approving authority regarding any waivers given by such approving authority before the yearly report is presented to the Audit Committee.  As well, each year the Manager of Internal Audit will submit this Policy to the Audit Committee for its review and approval to ensure that the Policy is still relevant and current.

6.             Gifts or Favors

(a)           No employee, officer or director may solicit, directly or indirectly, for himself or herself, for a relative or for any other person, firm or entity, any gift or favor from any person, firm or entity with which the Company does business or any person, firm or entity that seeks to do business with the Company.

(b)           No employee, officer or director may solicit or accept from a present or prospective vendor to the Company any discounts or personal or family purchases of equipment, materials or services unless prior written approval is obtained from the appropriate approving authority.

(c)           No employee, officer or director may accept, directly or indirectly, for himself or herself, for a relative, or for any other person, firm or entity, gifts or favors from any person, firm or entity with which the Company does business, or from any person, firm or entity that seeks to do business with the Company, unless the following advance approvals are obtained:

i)              All IPSCO personnel who are not directors, executive officers or the Company’s principal accounting officer or controller are required to obtain written approval from the appropriate approving authority when a non-cash gift valued in excess of $100 (excluding business meals) is received (gifts in cash in any amount being strictly prohibited).

ii)             All directors, executive officers and the Company’s principal accounting officer or controller are required to obtain written approval when any non-cash gift valued in excess of $1,000 is received.  The Chief Executive Officer and the Directors shall receive such approval from the Audit Committee.  All other executive officers and the Company’s principal accounting officer or Controller shall receive approval from the Chief Executive Officer.

iii)            The appropriate approving authority will submit a summary outlining details for each approved non-cash gift valued at more than $500 to the Vice President and Chief Human Resources Officer.  The Vice President and Chief Human Resources Officer will keep a register of all non-cash gifts valued at more than $500 received by IPSCO personnel.

(d)           No employee, officer or director may accept loans from any persons or entities having or seeking business with the Company except recognized financial institutions at normal interest rates prevailing at the time of borrowing.  Company loans to non-executive officers must be approved by the appropriate corporate Vice President or Senior Vice President and be in compliance with applicable law.  Approval of loans to executive officers or directors must be made by the Board of Directors or its Audit Committee.

(e)           No employee, officer or director may make or grant, directly or indirectly, any gift or favor to any external person, firm or entity with which the Company does business or seeks to do business, other than one involving no more than an ordinary social amenity or one involving normal Company promotion, advertising or publicity.  Under no circumstances may a gift be given to an official of any federal, state or local government, or to a representative of any agency of any such governmental entity.

This rule shall not apply to an employee, officer or director who is entertained by an individual or individuals representing the Company or firm who is currently doing business with the Company or is soliciting business from the Company.  In order to qualify for this exception the employee, officer or director who is being entertained must be accompanied in the entertainment activity by the individual or individuals representing the Company or firm who is currently doing business with the Company or soliciting business from the Company.  If the employee is not accompanied in the entertainment activity, the prohibition contained in this rule shall apply.  This exception shall apply for the entertainment activity only.  Any other entitlement received such as airfare or hotel shall be reported pursuant to this rule.

7.               Outside Employment and Diversion of Corporate Opportunities

No employee or officer shall have any outside employment with any competitor of the Company, nor any other outside employment or other interest, which materially interferes with the time or attention such individuals should devote to the Company.  Further, no employee, officer or director shall for personal or any other person’s, firm’s or entity’s gain deprive the Company of any opportunity for benefit which could be construed as related to any existing or reasonably anticipated future activity of the Company.

8.             Enforcement and Reports

(a)           The Vice President and Chief Human Resources Officer and the Manager of Internal Audit shall be responsible for appropriate dissemination of this Policy.

(b)           Annually, all officers and directors, all exempt US employees and salaried Canadian employees (as well as certain other designated employees) will be solicited by the President and Chief Executive Officer to sign and return the Compliance Certificate (See Attachment I).

(c)           Violation of this Policy may be grounds for disciplinary action, including termination of employment in appropriate circumstances.

(d)           Each employee, officer or director should report those other IPSCO personnel who commit violations of this Conflicts of Interest Policy.  In this regard it is the Company’s policy that no retaliation will be permitted in respect of reports made in good faith. As well, employees are reminded of the “Ethics Line” (telephone number: 800-500-0333) the anonymous, toll-free outside service provided by the Company to permit employees to report breaches of this Conflicts of Interest Policy, and any other Company policies, as well as violations of law.

9.             Confidential Information

Employees of the Company must at all times during the period of their employment and thereafter comply with the Patent and Secrecy Agreement they signed when they became an employee and must keep in confidence all confidential information of the Company.  Confidential information refers to information of a confidential, proprietary or secret nature related to the Company’s business.  Confidential information includes, for example, trade secrets, processes, formulas, data, know-how, improvements, techniques, business forecasts, plans and strategies and information concerning employees, customers and vendors.

Similarly, in the area of business and financial information, all IPSCO personnel must refrain from communicating to non-employees such confidential “inside” information as Company business plans, potential mergers and acquisitions, the status of negotiations on major contracts, and the Company’s internal earnings forecasts or its commercial strategies.

Attachment I

ANNUAL COMPLIANCE CERTIFICATE

I have read the “IPSCO Conflicts of Interest Policy”, and wish to inform you that to the best of my knowledge I am in compliance with all of the provisions of the Policy, including Paragraph 3 of the Policy, and have no activities which could possibly be considered to be a conflict of interest, except as noted below.

Potential Conflicts of Interest:

I am not aware of any violation of the Policy by others, except as noted below.*

Violations by others:

(Signature)	(Location)

(Print Name)	(Position)

(Date)

*Note:  As an alternative to written identification of violations by others, employees may call the “Ethics Line” (telephone number: 800-500-0333), the anonymous toll-free outside service provided by the Company.

Attachment II

Form for Waiver of Conflicts

The IPSCO Conflicts of Interest Policy provides that in appropriate circumstances waivers of certain provisions may be granted by the appropriate approving authority (as that term is defined in the Policy).

All waivers of the Policy shall be valid for no longer than one year and shall be documented in the form of this Attachment II.

1.             Name of Individual:

2.             Description of Conflict / Waiver Requested:

3.             Employee (or officer or director) signature/date:

4.             Signature/date of approving authority: